Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CHENIERE ENERGY PARTNERS, L.P.

This Certificate of Limited Partnership of Cheniere Energy Partners, L.P. (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1.	The name of the Partnership is Cheniere Energy Partners, L.P.

2.	The address of the Registered Office of the Partnership in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Partnership’s Registered Agent at that address is Corporation Service Company.

3.	The name and business address of the sole General Partner is:

Cheniere Energy Partners GP, LLC

717 Texas Avenue, Suite 3100

Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned, constituting the General Partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 21st day of November, 2006.

CHENIERE ENERGY PARTNERS GP, LLC

By:	/s/ Stanley C. Horton
Name:	Stanley C. Horton
Title:	Chief Executive Officer